Exhibit (h)(16)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT

DATED AS OF DECEMBER 15, 2004 AND AMENDED AS OF MARCH 10, 2005

Amended June 30, 2006

	Period	Expense Limit
Fund Name		Investor Class	Service Class	Class A
Access Flex High Yield Fund	11/1/05 – 10/31/06	1.95%	2.95%	2.20%
Access Flex Bear High Yield Fund	11/1/05 – 10/31/06	1.95%	2.95%	2.20%

Fund Name	Period	Class A	Class C
Access Money Market Fund	11/1/05 – 10/31/06	3.75%	4.50%

Fund Name	Period	Expense Limit
Access VP High Yield Fund	5/1/06 – 12/31/06[1]	1.63%
Access VP Bear High Yield Fund	5/1/06 – 12/31/06[1]	1.63%

[1]	From January 1, 2006 to April 30, 2006, the expense limit for all Access VP Funds was 1.98%.